                                                                    Exhibit 99.1


                           NCO GROUP, INC.
                  Consolidating Statement of Income
                              Unaudited
             (in thousands, except for per share amounts)


                                                                            For the Three Months Ended March 31, 2001
                                                          -------------------------------------------------------------------------
                                                                                NCO Portfolio (1)
                                                                       --------------------------------- Intercompany
                                                          NCO Group    Pre-acquisition  Post-acquisition Eliminations  Consolidated
                                                          ---------    ---------------  ---------------- ------------  ------------
Revenue                                                   $ 163,762       $   4,378       $   8,240       $  (5,351)      $ 171,029

Operating costs and expenses:
       Payroll and related expenses                          82,655              69             188            --            82,912
       Selling, general, and administrative expenses         50,369           1,864           4,241          (5,351)         51,123
       Depreciation and amortization expense                  8,930            --                24            --             8,954
                                                          ---------       ---------       ---------       ---------       ---------
                                                            141,954           1,933           4,453          (5,351)        142,989
                                                          ---------       ---------       ---------       ---------       ---------
                                                             21,808           2,445           3,787            --            28,040

Other income (expense):
       Interest and investment income                         1,303            --                32            (419)            916
       Interest expense                                      (6,266)           (335)         (1,239)            419          (7,421)
                                                          ---------       ---------       ---------       ---------       ---------
                                                             (4,963)           (335)         (1,207)           --            (6,505)
                                                          ---------       ---------       ---------       ---------       ---------
Income before income tax expense                             16,845           2,110           2,580            --            21,535

Income tax expense                                            6,907             791             968            --             8,666
                                                          ---------       ---------       ---------       ---------       ---------

Income from continuing operations before
  minority interest                                           9,938           1,319           1,612            --            12,869

Minority interest (1)                                          --              --              --              (592)           (592)
                                                          ---------       ---------       ---------       ---------       ---------

Net income                                                $   9,938       $   1,319       $   1,612       $    (592)      $  12,277
                                                          =========       =========       =========       =========       =========

Net income per share:
       Basic                                              $    0.39       $    0.05       $    0.06       $   (0.02)      $    0.48
                                                          =========       =========       =========       =========       =========
       Diluted                                            $    0.38       $    0.05       $    0.06       $   (0.02)      $    0.47
                                                          =========       =========       =========       =========       =========

Weighted average shares outstanding:
       Basic                                                 25,687          25,687          25,687          25,687          25,687
       Diluted                                               26,340          26,340          26,340          26,340          26,340

(1) NCO Group owns approximately 63% percent of the outstanding common stock of NCO Portfolio Management, Inc.